Exhibit 5.1

May 15, 2006

Advanced Analogic Technologies Incorporated

830 East Arques Ave

Sunnyvale, California 94085

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Advanced Analogic Technologies Incorporated, a Delaware corporation (the “Company” or “you”), with the Securities and Exchange Commission on May 15, 2006, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,419,977 shares of the Company’s common stock (the “Shares”) reserved for issuance under the Company’s 2005 Equity Incentive Plan and the Company’s 2005 Employee Stock Purchase Plan (collectively, the “Plans”). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

It is our opinion that the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI